Exhibit 99.1

FOR IMMEDIATE RELEASE
July 21, 2017

Analysts: Mark Muth (mark.muth@huntington.com), 614.480.4720

Media: Matt Samson (matt.b.samson@huntington.com), 312.263.0203
Michael Sherman (michael.sherman@huntington.com), 614.480.6114

HUNTINGTON BANCSHARES INCORPORATED DECLARES QUARTERLY CASH DIVIDENDS ON ITS COMMON STOCK AND PREFERRED STOCKS

COLUMBUS, Ohio - Huntington Bancshares Incorporated (www.Huntington.com) announced the Board of Directors declared a quarterly cash dividend on the company’s common stock (NASDAQ: HBAN) of $0.08 per common share, unchanged from the prior quarter. The common stock cash dividend is payable October 2, 2017 to shareholders of record on September 18, 2017.

In addition, the Board declared quarterly cash dividends on its four series of preferred stock. The Board declared a quarterly cash dividend on its 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock (NASDAQ: HBANP) of $21.25 per share. The Board declared a quarterly cash dividend on its Floating Rate Series B Non-Cumulative Perpetual Preferred Stock (CUSIP#: 446150500) of $10.00902817 per share (equivalent to $0.2502257 per depositary receipt share). The Board declared a quarterly cash dividend on its 5.875% Series C Non-Cumulative Perpetual Preferred Stock (NASDAQ: HBANN) of $14.69 per share (equivalent to $0.36725 per depositary receipt share). Finally, the Board declared a quarterly cash dividend on its 6.25% Series D Non-Cumulative Perpetual Preferred Stock (NASDAQ: HBANO) of $15.625 per share (equivalent to $0.390625 per depositary receipt share). All four preferred stock cash dividends are payable October 16, 2017 to their respective shareholders of record on October 1, 2017.

About Huntington

Huntington Bancshares Incorporated is a regional bank holding company headquartered in Columbus, Ohio, with $101 billion of assets and a network of 996 branches and 1,860 ATMs across eight Midwestern states. Founded in 1866, The Huntington National Bank and its affiliates provide consumer, small business, commercial, treasury management, wealth management, brokerage, trust, and insurance services. Huntington also provides auto dealer, equipment finance, national settlement and capital market services that extend beyond its core states. Visit huntington.com for more information.

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